Exhibit 99.1

Contacts:
Linda Lennox	Meara Murphy
Lantheus Medical Imaging	Lantheus Medical Imaging
Office: 978-671-8854	Office: 978-671-8508
Cell: 978-995-5698	Cell: 978-408-3803

LANTHEUS MEDICAL IMAGING ANNOUNCES CHIEF FINANCIAL OFFICER

ROBERT GAFFEY TO RETIRE

JEFFREY YOUNG APPOINTED TO SUCCEED GAFFEY AS CFO

No. BILLERICA, Mass. (January 4, 2012) — Lantheus Medical Imaging, Inc., a global leader in developing, manufacturing and distributing innovative diagnostic imaging agents, today announced that Robert Gaffey, Chief Financial Officer, will retire from the Company after more than 37 years of service to the organization, effective January 3, 2012. Jeffrey Young, CPA, has been appointed to succeed Mr. Gaffey as Chief Financial Officer, effective January 3, 2012. As Chief Financial Officer, Mr. Young will direct the Company’s global financial strategy, as well as oversee investor relations and strategic corporate communications. Mr. Young will report to Don Kiepert, President and Chief Executive Officer of Lantheus.

“Our organization has benefited greatly under Bob’s leadership,” said Mr. Kiepert. “On behalf of the Executive Leadership Team and our Board of Directors, I would like to thank Bob for his commitment to the Company and years of service, and acknowledge his significant contribution to the Company over the last four decades.”

“We are very pleased to have Jeff as our new CFO,” added Mr. Kiepert. “Jeff’s broad and global financial background, combined with his proven leadership, positions him well for this role. Since joining Lantheus in 2008, Jeff has built a strong team and has spearheaded a number of key initiatives that have reduced costs and improved operational efficiency for the Company. Jeff is an experienced, results-oriented finance executive who has worked with both private and public companies, and is a key member of our leadership team.”

Mr. Young, who was promoted to Vice President, Finance and Chief Accounting Officer in July 2011, joined Lantheus in the fall of 2008 as Global Controller. Prior to joining the Company, Mr.

Young spent several years at Critical Therapeutics, a biopharmaceutical company, most recently as Chief Accounting Officer, Vice President of Finance and Treasurer. Mr. Young also held positions of increasing responsibility at PerkinElmer and PricewaterhouseCoopers. Mr. Young is a CPA and earned a B.S. in Business Administration from Georgetown University.

About Lantheus Medical Imaging, Inc.
Lantheus Medical Imaging, Inc., a global leader in developing, manufacturing and distributing innovative diagnostic imaging agents, is dedicated to creating and providing pioneering medical imaging solutions to improve the treatment of human disease. The Company’s proven success in the field of diagnostic imaging provides a strong platform from which to bring forward breakthrough new tools for the diagnosis and management of disease. Lantheus imaging products include the echocardiography contrast agent DEFINITY® Vial for (Perflutren Lipid Microsphere) Injectable Suspension, an ultrasound contrast agent for use in patients with suboptimal echocardiograms to opacify the left ventricular chamber and to improve the delineation of the left ventricular endocardial border, ABLAVAR® (gadofosveset trisodium), a first-in-class magnetic resonance agent indicated for the evaluation of aortoiliac occlusive disease in adults with known or suspected peripheral vascular disease, TechneLite® (Technetium Tc99m Generator), Cardiolite® (Kit for the Preparation of Technetium Tc99m Sestamibi for Injection), and Thallium 201 (Thallous Chloride Tl 201 Injection). Lantheus has approximately 600 employees worldwide with headquarters in North Billerica, Massachusetts, and offices in Puerto Rico, Canada and Australia. For more information, visit www.lantheus.com.

###